                                                                    EXHIBIT 99.1

MONDAY JUNE 10, 5:01 PM EASTERN TIME

PRESS RELEASE

SOURCE: ACS, Inc.

ACS COMPLETES ACQUISITION OF AFSA DATA CORPORATION

DALLAS, June 10 /PRNewswire-FirstCall/ -- ACS (NYSE: ACS - News), a premier provider of business process and information technology outsourcing solutions, announced today that it has completed the acquisition of AFSA Data Corporation
(AFSA), a wholly-owned subsidiary of FleetBoston Financial Corporation.

Headquartered in Long Beach, California, with more than 3,500 employees nationwide, AFSA is the nation's largest and most experienced education services company, servicing a student loan portfolio of 8.1 million borrowers with outstanding loans of approximately $85 billion. Additionally, AFSA is a leading business process outsourcer for federal, state, and local governments for a variety of health and human services programs, including Medicare, Medicaid, children's health insurance programs (CHIP), and welfare-to- workforce services.

The $410 million purchase price, along with related transaction costs, was funded from the previously announced $375 million 18-month interim credit facility from Goldman, Sachs & Co. and Wells Fargo N.A., borrowings from ACS' existing revolving credit facility, and existing cash on hand. The company intends to replace this interim credit facility with long-term financing and is in the process of reviewing its options.

ACS, a Fortune 1000 company with more than 38,000 people in 35 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com .

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

SOURCE: ACS, Inc.